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                                                                   EXHIBIT 4.6

                       [FORM OF REPLACEMENT NOTE PURSUANT
               TO FIRST AMENDMENT TO SECURED TERM LOAN AGREEMENT]


                                                   -------------------------
                                                           Bank Officer


                                REPLACEMENT NOTE


                                                   Philadelphia, Pennsylvania
$___________________                                           March __, 1995


                  FOR VALUE RECEIVED, PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, an unincorporated association in business trust form (the "Borrower") promises to pay to the order of CORESTATES BANK, N.A., a national banking association ("Lender") on or before the Scheduled Maturity Date
Dollars ($                ), heretofore advanced or which may hereafter be
advanced by Lender to Borrower pursuant to that certain Secured Loan Agreement dated November 9, 1994 by and among Borrower, Lender, Meridian Bank, Midlantic Bank, N.A. and PNC Bank, National Association (the "1994 Loan Agreement") as amended by that certain First Amendment to Secured Loan Agreement, dated the date hereof (the "First Amendment"), executed by the parties to the 1994 Loan Agreement (the 1994 Loan Agreement, as amended by the First Amendment and as may hereafter be amended in writing), is referred to in this Note as the "Loan Agreement"), in lawful money of the United States of America and in immediately available funds. All initially capitalized terms used herein shall have the same meanings ascribed to them in the Loan Agreement unless the context clearly requires to the contrary.

                  Borrower also promises to pay interest on the unpaid principal amount hereof from the date hereof to maturity (whether by acceleration or otherwise) (i) if the Scheduled Maturity Date is postponed pursuant to the terms of the Loan Agreement, with respect to that portion of the outstanding principal balance hereof that is not an Adjusted LIBOR Amount or a Fixed Term Amount, at the Prime Rate per annum, (ii) if the Scheduled Maturity Date is postponed pursuant to the terms of the Loan Agreement, with respect to Adjusted LIBOR Amounts, at the sum of the Adjusted LIBOR on the relevant Interest Rate Determination Date plus one and eighty five one-hundredths of one percent (1.85%) per annum, and (iii) with respect to each Fixed Term Amount, at the applicable Fixed Term Rate determined from time to time in accordance with
Section 2.1.3 of the First Amendment. The applicable basis for determining the rate(s) of interest payable hereunder shall be selected by Borrower at the time a Notice of Rate Election is given pursuant to Section 2.2.2 of the 1994 Loan
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Agreement, except that Fixed Term Rates shall be determined in accordance with
Section 2.1.3 of the First Amendment. If on any day any principal of this Note is outstanding which is not a Fixed Term Amount and with respect to which notice has not been delivered to Agent in accordance with the terms of the Loan Agreement electing Adjusted LIBOR, then such portion of the outstanding principal balance hereof shall bear interest at the Prime Rate, in accordance with clause (i) of this paragraph.

                  Interest shall be payable on the Loan in arrears to the last Business Day of each month, with the first payment to be made on the first Business Day of the month next following the date of this Note and continuing thereafter on the first Business Day of each month and at maturity.

                  Any principal payments on the Loan not paid when due and, to the extent permitted by applicable law, any interest payment on the Loan not paid when due, and any other amount due to Agent or Lender under the Loan Agreement or any other Loan Document not paid when due, in any case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest payable upon demand at a rate which is two percent (2%) per annum in excess of the applicable Interest Rate or Fixed Term Rate until the expiration of the then applicable Interest Period or, with respect to Fixed Term Amounts, the Balance of the Term, and after the expiration of the then applicable Interest Period or the then-current Scheduled Maturity Date, as the case may be, at a rate which is two percent (2%) in excess of the Base Rate.

                  This Note is one of the Notes referred to in the Loan Agreement and is issued pursuant to and entitled to the benefits of the Loan Agreement to which reference is hereby made for a more complete statement of the terms and conditions pertaining to Lender's Pro Rata Share of the Loan evidenced hereby and by the other Notes were made and are to be repaid. All recoveries by Lender under this Note or otherwise are subject to the provisions of Article 8 of the 1994 Loan Agreement.

                  All payments of principal and interest in respect of this Note shall be made by Borrower without defense, setoff or counterclaim in immediately available funds and delivered to Agent not later than 12:00 noon (Philadelphia time) on the date due at Agent's offices located at Widener Building, 10th Floor, 1339 Chestnut Street, FC 1-8-10-67, Philadelphia, Pennsylvania 19107 or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Loan Agreement. Funds received by Agent after that time shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

                  Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next
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succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note; provided, however, that in the event that the day on which payment of principal and interest on an Adjusted LIBOR Loan is due is not a Business Day, then the due date thereof shall be the last Business Day of such month.

                  Borrower authorizes Agent to charge Borrower's accounts with Agent (but only to the extent there are sufficient funds therein) in order to cause timely payment to be made to Agent of all principal, interest and fees hereunder, as provided in Section 1.5 of the 1994 Loan Agreement.

                  Borrower may prepay all or any portion of the outstanding principal balance hereof subject to the terms and conditions of the Loan Agreement.

                  The liabilities and obligations of the Borrower hereunder shall be unconditional without regard to the liability or obligations of any other party and shall not be in any manner affected by any indulgence whatsoever granted or consented to by Lender, including, but without being limited to, any extension of time, renewal, waiver or other modification. Any failure of Lender to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter.

                  This Note shall be governed as to its validity, interpretation and effect by the internal laws of the Commonwealth of Pennsylvania for contracts made and to be performed in Pennsylvania. Borrower consents to the jurisdiction of the courts of Philadelphia County, Pennsylvania, or at the election of the holder hereof, the United States District Court for the Eastern District of Pennsylvania, in any and all actions and proceedings by Lender, and the Borrower hereby irrevocably agrees to service of process by registered mail, return receipt requested, postage prepaid at the Borrower's address appearing on Lender's records.

                  BORROWER HEREBY WAIVES, AND LENDER BY ITS ACCEPTANCE HEREOF THEREBY WAIVES, TRIAL BY JURY IN ANY LEGAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THIS NOTE OR THE RELATIONSHIP EVIDENCED HEREBY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO, ACCEPT OR RELY UPON THIS NOTE.

                  Borrower hereby waives presentment, demand for payment, notice of dishonor or acceleration, protest or notice of protest and any and all notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note.
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                  Lender may assign a portion or portions of its rights and
obligations under this Note subject to the terms and conditions of the Loan Agreement.

                  Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued but unpaid interest thereon, and Lender's Pro Rata Share of all other Indebtedness may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement.

                  The terms of this Note may not be changed or amended orally but only by an agreement in writing and signed by all Lenders, or by such number of Lenders as all Lenders may determine from time to time.

                  Borrower promises to pay all costs and expenses, including reasonable attorneys' fees, as provided in Section 1.6 of the 1994 Loan Agreement, incurred in the collection and enforcement of this Note. Borrower and endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

                  If any provision of this Note shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Note shall be construed as if such invalid or unenforceable provision had never been contained herein.

                  This Note replaces and supersedes the Note made by Borrower in favor of Lender and dated November 9, 1994 (the "Prior Note"). To the extent that the principal balance of this Note includes Borrower's indebtedness hitherto evidenced by the Prior Note, this Note (i) merely re-evidences the indebtedness hitherto evidenced by the Prior Note, (ii) is given an substitution for, and not as payment of, the Prior Note and (iii) is in no way intended to constitute a novation of the Prior Note.


                  The name and designation Pennsylvania Real Estate Investment Trust is the designation of the Trustees from time to time under the Trust Agreement amended and restated as of December 16, 1987 and recorded in the Office for the Recording of Deeds in Norristown, Montgomery County, Pennsylvania, in Deed Book 4864, page 1463, and all persons dealing with the Pennsylvania Real Estate Investment Trust must look solely to the Trust property for the enforcement of any claims against the Pennsylvania Real Estate Investment Trust, as neither the Trustees, officers, agents or shareholders of the Pennsylvania Real Estate Investment Trust assume any personal liability for
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obligations entered into by the Pennsylvania Real Estate Investment Trust by reason of their status as said Trustee, officer, agent or shareholder.

                  IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and at the place first above written.

                                           PENNSYLVANIA REAL ESTATE
                                           INVESTMENT TRUST


                                           By:____________________________
                                              Robert G. Rogers, Trustee

                                           By:____________________________
                                              Jeffrey A. Linn, Secretary